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                                                                     EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                       OF
                         MEDICAL PROPERTIES TRUST, INC.
                  SECOND ARTICLES OF AMENDMENT AND RESTATEMENT


         MEDICAL PROPERTIES TRUST, INC., a Maryland corporation, hereby certifies to the Maryland State Department of Assessments and Taxation (the "Department") that:

         FIRST: The Corporation desires to amend the Second Articles of Amendment and Restatement filed with the Department on March 30, 2004 (the "Articles of Incorporation") as currently in effect and as hereinafter amended.

         SECOND: Section 6.2.1(a)(iii) of the Articles of Incorporation is hereby amended by deleting the parenthetical phrase "(whether or not such Transfer is a result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system)" following the phrase "any Transfer of shares of Capital Stock" in the second sentence thereof.

         THIRD: Section 6.4.1(b) of the Articles of Incorporation is hereby amended by adding the phrase "Subject to Section 6.5 of this Article VI," at the beginning of the first sentence thereof.

         FOURTH: Section 6.4.2(a) of the Articles of Incorporation is hereby amended by adding the phrase "Subject to Section 6.5 of this Article VI," at the beginning of the first sentence thereof and by deleting the parenthetical phrase "(whether or not such Transfer is a result of a transaction entered through the facilities of NYSE or any other national securities exchange or automated inter-dealer quotation system)" following the words, "any Transfers of shares of Capital Stock" in the first sentence thereof.

         FIFTH: The amendments to the Articles of Incorporation set forth in these Articles of Amendment were unanimously advised by the entire Board of Directors of the Corporation and approved by all of the stockholders of the Corporation.

         SIXTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.



                       [Signatures on the following page]


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         IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer, and attested to by its Secretary, on this 19th day of October, 2005.


ATTEST:                               MEDICAL PROPERTIES TRUST, INC.



/s/ Michael G. Stewart                By: /s/ Edward K. Aldag, Jr.
--------------------------------         ----------------------------------
Michael G. Stewart                       Name: Edward K. Aldag, Jr.
Secretary                                Title: Chairman, President and Chief
                                                 Executive Officer